Exhibit 99.1

NEWS RELEASE
January 26th, 2005

DATAWAVE BUYS BACK EXCLUSIVE INTERNATIONAL LICENSE FROM INTEGRATED DATA CORP.

Vancouver, British Columbia, Canada, January 26th, 2005 (OTCBB: DWVSF):

DataWave Systems Inc. (“DataWave”) announced today that it has agreed with Integrated Data Corp. (“IDC”) to buy back the exclusive international license, granted to DataWave International Limited in April 1999, for US$865,000.

This license was assigned to Cash Card Communications Corp. (“C4”) in December 2000. IDC acquired the license from C4 in December 2002; IDC allocated a cost of $4.2 million to the license and has amortized it over ten years. IDC recently had an independent valuation of their company done which placed a value on the international license of US$2 million.

The purchase price of $865,000 consists of $265,000 cash and $600,000 in the form of a two-year convertible, interest free promissory note payable to IDC. Within two years after the execution of the agreement of sale, IDC, at its sole discretion, shall have the right to convert the note upon demand into DataWave common shares at US$0.08 (8 cents) per share for a total of 7,500,000 newly issued shares of DataWave common stock. If IDC does not exercise its right to convert the note to DataWave stock within the 2-year period, DataWave shall have the option to either repay IDC the original loan amount in cash (US $600,000), or convert the note into DataWave common shares issued to IDC at US $0.08 (8 cents) per share for a total of 7,500,000 newly issued shares of DataWave common stock.

Josh Emanuel, Chairman & CEO of DataWave states “In 1999, IDC and the predecessor companies made a substantial investment in DataWave and provided the base on which DataWave has successfully established its business today. A part of the price that we paid was in granting an international license in the expectation that our business would develop internationally. We are now in a position to develop international opportunities and welcome IDC’s willingness to sell the license to us. In order to carry out the Company’s business plan, additional capital funding will be required. The Company’s Board of Directors believes that with such investment, the Company is entering an exciting period of sustained growth, which should result in the Company achieving an internationally recognized standing We are very enthusiastic about the Company’s future, as the financial products and services sector is experiencing unprecedented growth, both in North America and internationally”.

IDC now owns 21,972,030 shares of DataWave or 50.1%. If IDC exercises its right after two years then IDC will have beneficial ownership of 29,472,030 shares, representing 57.4% of the issued and outstanding shares of DataWave.

About DataWave (http://www.datawave.com)

DataWave has been an innovator and developer of prepaid and stored-value programs and merchandising solutions since it was founded in 1994. DataWave pioneered systems that allow for point-of-sale activation of high value, high shrinkage products, such as cash cards, prepaid phone cards and prepaid wireless time. These systems work equally well over the Internet, through intelligent freestanding vending machines and POSA terminals, or with various card activation devices, including cash registers.

DataWave Systems Inc.

/s/ John Gunn
John Gunn
General Manager, CFO

Legal Notice Regarding Forward-Looking Statements:

Statements in this news release which are not purely historical are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future.

This news release contains forward-looking statements that involve risks and uncertainties concerning the buy back of the exclusive international license from Integrated Data Corp, that we are in a position to develop international opportunities, that the Company is entering an exciting period of sustained growth, which should result in the Company achieving an internationally recognized standing . Actual events or results may differ materially from those described in this news release due to a number of risks and uncertainties. Potential risks and uncertainties include, but are not limited to, the risk that IDC will not exercise their rights to convert the promissory note into stock in DataWave, and that DataWave will not benefit from international opportunities or achieve internationally recognized standing because of competition, lack of funds, lack of distribution of our products or other factors.

Although we believe that the beliefs, plans, expectations and intentions contained in this letter are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Readers should also refer to the risk disclosures outlined in our annual report on Form 10-KSB for the year ended March 31, 2004, filed with the United States Securities and Exchange Commission.

“DataWave” is a registered trademark of the Company. All other trademarks and trade names referred to are the property of their respective owners.

For further information, please contact:
Josh Emanuel Chairman & CEO DataWave Ph: 973.774.5000	or	John Gunn General Manager, CFO DataWave Ph: 604.295.1810
E-mail: info@datawave.ca